Exhibit 10.1

EXECUTION VERSION

DEAL CUSIP: 87184HAR8

REVOLVER CUSIP: 87184HAS6

CREDIT AGREEMENT

dated as of September 5, 2025,

among

SYSCO CORPORATION,

as Parent Borrower,

SYSCO CANADA, INC. and SYSCO GLOBAL HOLDINGS B.V.,

as Subsidiary Borrowers,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

and

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Syndication Agents

DEUTSCHE BANK SECURITIES INC.,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

BofA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

and

TD SECURITIES (USA) LLC,

as Joint Bookrunners and Joint Lead Arrangers

BofA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

TD SECURITIES (USA) LLC,

and

DEUTSCHE BANK SECURITIES INC.,

as Sustainability Coordinators

Sysco Corporation Credit Agreement (2025)

Sysco Corporation Credit Agreement (2025)
(i)

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Sysco Corporation Credit Agreement (2025)
(ii)

Sysco Corporation Credit Agreement (2025)
(iii)

SCHEDULES:

Schedule 1.01 — Existing Letters of Credit
Schedule 2.01 — Revolving Commitments
Schedule 2.04 — Swingline Commitments
Schedule 2.05 — LC Commitments
Schedule 3.07 — Subsidiaries
Schedule 10.01 —Certain Addresses for Notices

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D – Form of Joinder
Exhibit E – Form of Letter of Credit Request
Exhibit F – Forms of U.S. Tax Compliance Certificates
Exhibit G – Form of Subsidiary Borrower Termination

Sysco Corporation Credit Agreement (2025)
(iv)

CREDIT AGREEMENT dated as of September 5, 2025, among SYSCO CORPORATION, a Delaware corporation, SYSCO CANADA, INC., a corporation incorporated under the laws of Canada, SYSCO GLOBAL HOLDINGS B.V., a private company with limited liability incorporated under the laws of the Netherlands, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, the ISSUING BANKS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

For and in consideration of the premises and the promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders and the Issuing Banks hereunder, and any successor thereto appointed pursuant to Article IX. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Bank of America, N.A. through which it shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning set forth in Section 10.01(d).

“Agreed Currency” means US Dollars or any Foreign Currency, as applicable.

“Aggregate Revolving Commitments” means, at any time, the sum of the Revolving Commitments in effect at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of the outstanding principal amount of all the Revolving Loans at such time, (b) the total LC Exposure at such time and (c) the total Swingline Exposure at such time.

“Agreement” means this Credit Agreement, as supplemented by the Joinders and as otherwise amended or modified from time to time.

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“Agreement Currency” has the meaning set forth in Section 10.14(b).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable anti-corruption laws or regulations administered or enforced by any Governmental Authority having jurisdiction over the Parent Borrower or any Subsidiary.

“Applicable Authority” means (a) with respect to Term SOFR, CME, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent, CME or the SOFR Administrator and (b) with respect to any Foreign Currency, the applicable administrator for the Relevant Rate for such Foreign Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Creditor” has the meaning set forth in Section 10.14(b).

“Applicable Rate” means, for any day, with respect to interest on any Loan or with respect to the facility fees payable hereunder, the applicable rate per annum set forth in the table below under the applicable caption based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Facility Fee Rate	Applicable Rate for Term Rate Loans, SONIA Loans and Euro- denominated Swingline Loans	Applicable Rate for Base Rate Loans
Category 1 A or higher by S&P A2 or higher by Moody’s	0.06%	0.69%	0.00%
Category 2 A- by S&P A3 by Moody’s	0.07%	0.805%	0.00%
Category 3 BBB+ by S&P Baa1 by Moody’s	0.08%	0.92%	0.00%
Category 4 BBB by S&P Baa2 by Moody’s	0.10%	1.025%	0.025%
Category 5 Below BBB by S&P Below Baa2 by Moody’s	0.15%	1.225%	0.225%

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For purposes of the foregoing, (i)(A) if only one of Moody’s or S&P shall have in effect a rating for the Index Debt, then that single rating shall be determinative, provided that if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then the Applicable Rate shall be based on Category 5; (ii) if the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, then the Applicable Rate shall be based on the higher of the two ratings (i.e., that appearing in the numerically lower Category), unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Parent Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Arrangers” means BofA Securities, Inc., Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and TD Securities (USA) LLC in their capacity as joint bookrunners and joint lead arrangers with respect to the credit facility established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowers” means the Parent Borrower and the Subsidiary Borrowers.

“Borrowing” means (a) Revolving Loans of the same Type and currency made, converted or continued on the same date to the same Borrower and, in the case of Term Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan or Swingline Loans made on the same date and to the same Borrower.

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“Borrowing Minimum” means (a) with respect to a Revolving Borrowing (i) denominated in US Dollars, US$20,000,000, (ii) denominated in Euros, €20,000,000, (iii) denominated in Sterling, £20,000,000 and (iv) denominated in Canadian Dollars, C$20,000,000, and (b) with respect to a Swingline Borrowing (i) denominated in Euros, €5,000,000 and (ii) denominated in US Dollars, US$5,000,000.

“Borrowing Multiple” means (a) with respect to a Revolving Borrowing (i) denominated in US Dollars, US$5,000,000, (ii) denominated in Euros, €5,000,000, (iii) denominated in Sterling, £5,000,000 and (iv) denominated in Canadian Dollars, C$5,000,000, and (b) with respect to a Swingline Borrowing (i) denominated in Euros, €1,000,000 and (ii) denominated in US Dollars, US$1,000,000.

“Borrowing Request” means a request by or on behalf of any Borrower for a Revolving Borrowing in accordance with Section 2.03 or a Swingline Borrowing in accordance with Section 2.04, which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office set forth on Schedule 10.01 is located; provided that :

(a) if such day relates to any interest rate settings as to a Term Rate Loan or a Swingline Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Term Rate Loan or Swingline Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Term Rate Loan or Swingline Loan, means a Business Day that is also a TARGET Day;

(b) when used in connection with a Term Rate Loan denominated in Canadian Dollars, “Business Day” means any day other than a day banks are closed for general business in Toronto because such day is a Saturday, Sunday or a legal holiday under the laws of Canada;

(c) when used in connection with a SONIA Loan, “Business Day” means any day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Foreign Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Foreign Currency Loan (other than any interest rate settings), “Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

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“Canadian Prime Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate which the principal office of Bank of America Canada in Toronto, Ontario announces publicly from time to time as its prime rate for determining rates of interest on commercial loans in Canadian Dollars made by it in Canada; and (b) 1/2 of 1% per annum above the rate for Term Rate Loans with a one month interest period that appears on the applicable Reuters screen page (or any replacement page) as of 10:00 a.m. (Toronto, Ontario time) on the date of determination; provided that, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Canadian Subsidiary Borrower” means Sysco Canada, Inc., a corporation incorporated under the laws of Canada.

“Capital Lease” means any lease (or other arrangement conveying the right to use) in respect of which the lessee’s obligations constitute Capital Lease Obligations.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 10.13.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Increase” has the meaning assigned to such term in Section 2.20(b).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower or Subsidiary Guarantor pursuant to this Agreement or the transactions contemplated herein.

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“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “SONIA”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“consolidated” refers to the consolidation of the accounts of the Parent Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Parent Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in the determination of Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) extraordinary, unusual or non-recurring charges, (v) all loss arising from the extinguishment of Indebtedness, (vi) any fees, costs and expenses in connection with any acquisition, investment, asset disposition, issuance of any Indebtedness and any issuance of Equity Interests and (vii) other non-cash charges (including, without limitation, impairment charges and non-cash operating costs), less (c) the sum of the following, without duplication, to the extent included in the determination of Consolidated Net Income for such period: (i) interest income, (ii) extraordinary, unusual or non-recurring income and (iii) other non-cash income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Parent Borrower or any Subsidiary shall have consummated a Specified Transaction, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions having a value of $250,000,000 or more resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c) a merger or consolidation or any other combination with another Person (other than the Parent Borrower or any of its Subsidiaries).

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“Consolidated Interest Expense” means, for any period, determined on a consolidated basis for the Parent Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Swap Agreements) for such period; provided that, to the extent otherwise included therein, “Consolidated Interest Expense” shall exclude all loss arising from the extinguishment of Indebtedness.

“Consolidated Net Income” means, for any period, the net income of the Parent Borrower and the Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, for any date of determination, the total assets of the Parent Borrower and the Subsidiaries on a consolidated basis on such date, determined in accordance with GAAP, minus goodwill and other assets that are considered to be intangible assets under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Credit Party” means the Administrative Agent, any Issuing Bank, each Swingline Lender or any other Lender.

“Daily Simple ESTR” means, for any day (an “ESTR Interest Day”), with respect to any Swingline Loan or any LC Disbursement denominated in Euro, an interest rate per annum equal to ESTR for the day that is one Business Day prior to (i) if such ESTR Interest Day is a Business Day, such ESTR Interest Day or (ii) if such ESTR Interest Day is not a Business Day, the Business Day immediately preceding such ESTR Interest Day. Any change in Daily Simple ESTR due to a change in ESTR shall be effective from and including the effective date of such change in ESTR.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under

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other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent (a copy of which shall promptly be shared with the Parent Borrower), or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Dutch Subsidiary Borrower” means Sysco Global Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansparnkelijkheid) incorporated under the laws of the Netherlands.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is the first date appearing above.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Amendment” has the meaning assigned to such term in Section 2.24.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Pricing Provisions” has the meaning assigned to such term in Section 2.24.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Indebtedness that is convertible into any such Equity Interests shall not, prior to the conversion thereof, constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“ESTR” means, with respect to any day, a rate per annum equal to the Euro Short Term Rate for such day (or for any day that is not a Business Day, for the immediately preceding Business Day) published by the ESTR Administrator on the ESTR Administrator’s Website;

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provided that if such rate shall be less than zero, such rate shall be deemed to zero per annum for all purposes of this Agreement.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“ESTR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple ESTR”

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” has the meaning set forth in the definition of Term Rate.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Foreign Currency, the rate at which such Foreign Currency may be exchanged into US Dollars on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion). Notwithstanding the foregoing provisions of this definition or the definition of the term “US Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the Exchange Rate for purposes of determining the LC Exposure attributable to any Letter of Credit issued by it that is denominated in a Foreign Currency by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.

“Exchange Rate Date” means (a) with respect to any Loan denominated in any Foreign Currency, each of (i) the date of the commencement of the initial Interest Period therefor (or, in the case of a SONIA Loan or a Swingline Loan, the date on which such SONIA Loan or Swingline Loan is made) and (ii) the date of the commencement of each subsequent Interest Period therefor (or, in the case of a SONIA Loan, each date that shall occur at intervals of three months’ duration after the date on which such SONIA Loan is made), (b) with respect to any Letter of

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Credit denominated in a Foreign Currency, each of (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month commencing after the date of issuance of such Letter of Credit and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the amount thereof and (c) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) net income (however denominated) franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal and Canadian withholding Taxes imposed on amounts payable or credited to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Revolving Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of April 29, 2022, among the Parent Borrower, the other borrowers party thereto, the lenders party thereto, the guarantors party thereto and Bank of America, N.A., as administrative agent, as the same has been amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Existing Letters of Credit” means those letters of credit described on Schedule 1.01.

“Existing Maturity Date” has the meaning set forth in Section 2.21.

“Extending Lender” has the meaning set forth in Section 2.21.

“Extension” has the meaning set forth in Section 2.21.

“Extension Closing Date” has the meaning set forth in Section 2.21.

“Extension Notice” has the meaning set forth in Section 2.21.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

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“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Foreign Currency” means Canadian Dollars, Euro and Sterling.

“Foreign Currency Overnight Rate” means (a) with respect to any Swingline Loan or any LC Disbursement denominated in Euro, a rate per annum equal to Daily Simple ESTR, (b) with respect to any LC Disbursement denominated in Sterling, a rate per annum equal to SONIA and (c) with respect to any LC Disbursement denominated in Canadian Dollars, a rate per annum equal to the Canadian Prime Rate; provided that, in each case, if such rate shall be less zero per annum, such rate shall be deemed to be zero per annum for all purposes of this Agreement.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect, subject to Section 1.04, from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

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“Guarantors” means the Parent Borrower, in its capacity as a provider of a Guarantee created under Article VIII, and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning assigned to such term in Section 2.20(b).

“Increasing Lender” has the meaning assigned to such term in Section 2.20(a).

“Incremental Commitments Agreement” has the meaning assigned to such term in Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accrued liabilities, incurred or accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others and (g) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Subsidiary Guarantor under this Agreement and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

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“Information” means all information received from the Parent Borrower relating to the Parent Borrower, a Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or is furnished or deemed furnished pursuant to Section 5.01(a)(i), (b)(i), (d) or (e); provided that, in the case of information received from the Parent Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Interest Election Request” means a request by or on behalf of any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Interest Payment Date” means (a) with respect to any Base Rate Loan and any Swingline Loan, the last Business Day of each March, June, September and December, (b) with respect to any SONIA Loan, the last Business Day of each calendar month and (c) with respect to any Term Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Term Rate Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Term Rate Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six (other than in the case of a Term Rate Borrowing denominated in Canadian Dollars) thereafter, as the applicable Borrower (or the Parent Borrower on its behalf) may elect in its Borrowing Request or Interest Election Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Term Rate Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing and (c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce publication number 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) each of Bank of America, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and The Toronto-Dominion Bank, New York Branch, (b) any Person that is the issuer of any Existing Letter of Credit, it being understood that, unless such Person constitutes an Issuing Bank under clause (a) or (c) of this definition, such Person shall have obligations of an Issuing Bank hereunder solely with respect to any Existing

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Letters of Credit issued by it, and (c) each Person that becomes an “Issuing Bank” pursuant to Section 2.05(i), in each case under clauses (a) through (c) above, other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall cause such Affiliate to comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Joinder” means an agreement in the form of Exhibit D executed pursuant to Section 5.09(b).

“Judgment Currency” has the meaning set forth in Section 10.14(b).

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05 or, in the case of any Issuing Bank that becomes such pursuant to Section 2.05(i), in the applicable written agreement referred to in such Section. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Parent Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in a Foreign Currency and not reimbursed by or on behalf of the applicable Borrower shall be determined as set forth in Section 2.05(e) or 2.05(m), as applicable.

“LC Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Foreign Currency, the rate at which US Dollars may be exchanged into such Foreign Currency on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Lender at any time shall be its Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.22 of the LC Exposure of the Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to any Borrower, in each case in a Foreign Currency, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with US Dollars the Foreign Currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

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“Lender Recipient Party” means collectively, the Lenders, the Swingline Lenders and the Issuing Banks.

“Lender-Related Person” has the meaning set forth in Section 10.03(e).

“Lenders” means the Persons listed on Schedule 2.01 and any Person that has become a party hereto pursuant to an Assignment and Assumption or an Incremental Commitments Agreement, in each case, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means each letter of credit issued (or, under Section 2.05(k), deemed to be issued) pursuant to this Agreement.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest; provided that precautionary or other filings filed in connection with operating leases of the Parent Borrower or any Subsidiary shall not constitute Liens. For purposes of this definition, whether a lease constitutes an operating lease will be determined disregarding any change in accounting for leases resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842).

“Loan” means a loan made by a Lender to any Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or Canadian Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency other than Canadian Dollars, London time.

“Mandatory Restrictions” has the meaning set forth in Section 1.08.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries taken as a whole, (b) the ability of the Parent Borrower to perform any of its obligations under this Agreement or (c) the rights of the Administrative Agent and the Lenders against the Borrowers or Subsidiary Guarantors under any material provision of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees created under this Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and the Subsidiaries in an aggregate principal amount exceeding US$150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

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“Maturity Date” means, subject to extension pursuant to Section 2.21, September 5, 2030; provided that if such date shall not be a Business Day, then the “Maturity Date” shall be the next Business Day.

“Maximum Rate” has the meaning set forth in Section 10.13.

“MNPI” means material information concerning the Parent Borrower or any of the Subsidiaries or any of its or their respective securities that has not been disseminated in a manner that would constitute “public disclosure”, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Parent Borrower, the Subsidiaries or any of its or their respective securities that could reasonably be expected to be material for purposes of the United States federal securities laws.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning set forth in Section 2.21(b).

“Non-Increasing Lender” has the meaning assigned to such term in Section 2.20(a).

“Notes” means any senior notes or debentures issued by the Parent Borrower.

“Obligations” means the obligations of each Borrower and each Subsidiary Guarantor hereunder in respect of the payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all payments required to be made by each Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Borrower and each Subsidiary Guarantor under this Agreement.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or Letter of Credit or this Agreement).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Borrower” means Sysco Corporation, a Delaware corporation.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, for purposes of Section 2.22 when a Defaulting Lender shall exist, the term “Percentage” shall mean, with respect to any Lender at any such time, the percentage of the Aggregate Revolving Commitments (disregarding such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 5.01.

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“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Swingline Lender or any other Lender, (c) any Issuing Bank and (d) any Participant.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means (a) with respect to any Revolving Borrowing denominated in (i) US Dollars, Term SOFR, (ii) Sterling, SONIA, (iii) Euros, EURIBOR and (iv) Canadian Dollars, the Term CORRA Rate, as applicable and (b) with respect to any Swingline Borrowing denominated in Euros, ESTR.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures of all Lenders and the total unused Revolving Commitments of all Lenders at such time. For purposes of this definition, Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Percentage of the sum of the US Dollar Equivalents of the outstanding principal amount of all the Swingline Loans, but adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the unused Revolving Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.

“Rescindable Amount” has the meaning set forth in Section 2.18(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, a Financial Officer of such Person or, in the case of any Subsidiary Borrower, any manager or director of such Subsidiary Borrower.

“Restricted Lender” has the meaning set forth in Section 1.08.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender

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pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Commitments Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable. As of the Effective Date, the aggregate amount of the Revolving Commitments is US$3,000,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s outstanding Revolving Loans at such time, (b) such Lender’s LC Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Loans” means Loans made by the Lenders pursuant to Section 2.01.

“S&P” means S&P Global Ratings.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by any other sanctions authority applicable to any Borrower.

“Scheduled Unavailability Date” has the meaning set forth in Section 2.14(b).

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Significant Subsidiary” means a Subsidiary that meets either of the following conditions:

(a) the total assets (after intercompany eliminations) of such Subsidiary exceed ten percent (10%) of the total assets of the Parent Borrower and the Subsidiaries on a consolidated basis, determined as of the end of the most recently completed fiscal year; or

(b) the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exclusive of amounts attributable to any non-controlling interests exceeds ten percent (10%) of the income of the Parent Borrower and the Subsidiaries on a consolidated basis, determined for the most recently completed fiscal year.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

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“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto; provided, further, that if SONIA determined in accordance with the foregoing provisions of this definition would otherwise be less than zero, SONIA shall be deemed zero for purposes of this Agreement.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to SONIA.

“Specified Provision” has the meaning set forth in Section 1.08.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower.

“Subsidiary Borrower” means each of the Canadian Subsidiary Borrower and the Dutch Subsidiary Borrower, in each case, for so long as such Person has not ceased to be a Subsidiary Borrower as provided in Section 2.23.

“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Subsidiary Guarantor” means each Subsidiary of the Parent Borrower listed on the signature pages hereto as a Subsidiary Guarantor, if any, and each Subsidiary of the Parent Borrower that after the date hereof executes and delivers a Joinder to the Administrative Agent pursuant to Section 5.09; provided that if any Subsidiary shall be released as a “Subsidiary Guarantor” pursuant to Section 5.09(c), then such Subsidiary shall no longer constitute a “Subsidiary Guarantor” for purposes of this Agreement.

“Sustainability Coordinators” means BofA Securities, Inc., Wells Fargo Securities, LLC, TD Securities (USA) LLC and Deutsche Bank Securities Inc., each in its capacity as a sustainability coordinator.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former

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directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement, provided that such term shall not include any forward or future contract entered into in the ordinary course of business by the Parent Borrower or a Subsidiary which contemplates the actual delivery of a commodity and is not entered into for speculative purposes.

“Swingline Borrowing” means a Swingline Loan or Swingline Loans made on the same date and to the same Borrower.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04, expressed as an amount representing the maximum outstanding Swingline Exposure attributable to the Swingline Loans made by such Swingline Lender. The initial amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule 2.04 or, in the case of any Swingline Lender that became such pursuant to Section 2.04(d), in the applicable joinder agreement referred to in such Section. The Swingline Commitment of any Swingline Lender may be increased or reduced by written agreement between such Swingline Lender and the Parent Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding principal amount of all the Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Percentage of the total Swingline Exposure at such time (excluding, in the case of any Lender that is a Swingline Lender, the portion thereof attributable to the Swingline Loans made by such Swingline Lender outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the total Swingline Exposure at such time attributable to Swingline Loans made by such Swingline Lender less any portion thereof with respect to which the other Lenders shall have funded their participations in such Swingline Loans.

“Swingline Lender” means (a) Bank of America, N.A. and (b) each Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d), in each case, in its capacity as a lender of the Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term CORRA” and “Term CORRA Rate” have the meanings set forth in the definition of Term Rate.

“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term Rate”, means, for any Interest Period, with respect to any Revolving Borrowing:

(a) denominated in US Dollars, Term SOFR;

(b) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and

(c) denominated in Canadian dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) (in such case, the “Term CORRA Rate”) on the day that is two (2) Business Days prior to the first day of such Interest Period (or if such determination day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period;

provided that if the Term Rate determined in accordance with either of the foregoing provisions (b) or (c) of this definition would otherwise be less than zero, the Term Rate shall be deemed zero for purposes of this Agreement.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

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“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Transactions” means the execution, delivery and performance by the Borrowers and the Subsidiary Guarantors of this Agreement, each Joinder and each promissory note (if any) requested by a Lender as contemplated by Section 2.10(e), the borrowing of Loans hereunder, the issuance of Letters of Credit hereunder, the use of proceeds thereof and the guarantee of the Obligations by the Parent Borrower and the Subsidiary Guarantors.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to a Term Rate, the Base Rate, Daily Simple ESTR or SONIA.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“USA Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended)).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

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“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f).

“VAT” means:

(a) any Tax imposed pursuant to the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended); and

(b) any other Tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) above, or imposed elsewhere.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrowers, the Subsidiary Guarantors and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Rate Borrowing”).

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SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, treaties, rules, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities and other laws, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein, (b) without giving effect to any deduction of debt issuance costs in respect of any Indebtedness from the principal amount of such Indebtedness under Accounting

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Standards Update 2015-03 and (c) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Exchange Rate Determinations. For purposes of determining the US Dollar Equivalent of any Loan or Letter of Credit denominated in a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of each applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Loan or Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit issued on or prior to the applicable date for such calculation), and each such amount shall be the US Dollar Equivalent of such Loan or Letter of Credit until the next required calculation thereof pursuant to this paragraph; provided that the Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in any Foreign Currency as provided in Sections 2.05(e) and 2.05(m).

SECTION 1.06. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR”, “Term SOFR”, “EURIBOR”, “CORRA”, “Term CORRA”, “SONIA”, “Term Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

SECTION 1.08. Blocking Regulation. In relation to any Lender that is subject to the regulations referred to below (each, a “Restricted Lender”), any representation, warranty or covenant set forth herein that refers to Sanctions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or liability under Council Regulation (EC) 2271/96 (or any law implementing such regulation in any member state of the European Union) or any similar blocking or anti-boycott law in Germany (including, in the case of Germany, section 7 foreign trade rules (Außenwirtschaftsverordnung – AWV) in connection with section 4 paragraph 1 foreign trade law (Außenwirtschaftsgesetz – AWG)) or in the United Kingdom (the “Mandatory Restrictions”). In the event of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as

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such Restricted Lender shall be subject to a Mandatory Restriction, the Revolving Commitment and the Revolving Credit Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

SECTION 1.09. Dutch Terms. In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a) “The Netherlands” means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b) a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(c) a “liquidation” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d) a “moratorium” includes surseance van betaling and a moratorium is declared includes surseance verleend;

(e) a “liquidator” or “receiver” or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder, a beoogd bewindvoerder; and

(f) an “attachment” includes a beslag.

ARTICLE II

THE CREDITS

SECTION 2.01. Revolving Commitments.

Subject to the terms and conditions set forth herein, each Lender agrees (i) to make Loans denominated in US Dollars, Euros and Sterling to the Borrowers and (ii) to make Loans denominated in Canadian Dollars to the Canadian Subsidiary Borrower and the Parent Borrower, in each case, from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (B) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

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SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type and currency made to the same Borrower by the Lenders ratably in accordance with their respective Revolving Commitments. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan or to fund participations in Letters of Credit and Swingline Loans or any other payment required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments and Swingline Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of Base Rate Loans or Term SOFR Loans, as the applicable Borrower (or the Parent Borrower on its behalf) may request pursuant to Section 2.03 or as otherwise may be provided in this Agreement, (ii) each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Term Rate Loans, (iii) each Revolving Borrowing denominated in Euro shall be comprised entirely of Term Rate Loans and (iv) each Revolving Borrowing denominated in Sterling shall be comprised entirely of SONIA Loans. Each Lender at its option may make any Term Rate Loan or SONIA Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Rate Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple; provided that a Term Rate Borrowing that results from a continuation of an outstanding Term Rate Borrowing may be in an aggregate amount that is equal to such outstanding Term Rate Borrowing. At the time that each Base Rate Borrowing and each SONIA Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple; provided that a Base Rate Borrowing or a SONIA Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitments or, in the case of a Base Rate Borrowing, in an amount necessary to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). At the time that each Swingline Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple; provided that a Swingline Borrowing may be in an aggregate amount necessary to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Term Rate Borrowings or SONIA Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

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SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the applicable Borrower (or the Parent Borrower on its behalf) shall notify the Administrative Agent of such request by telephone or submit to the Administrative Agent a completed written Borrowing Request signed by a Responsible Officer of such Borrower (or, as applicable, of the Parent Borrower) (a) in the case of a Term Rate Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Base Rate Borrowing, not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing and (c) in the case of a SONIA Borrowing, not later than 12:00 noon, Local Time, five Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by the delivery to the Administrative Agent of a completed written Borrowing Request signed by a Responsible Officer of the applicable Borrower (or, as applicable, of the Parent Borrower). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the applicable Borrower;

(ii) the aggregate principal amount of the requested Borrowing;

(iii) the currency in which such Borrowing is to be denominated;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Type of such Borrowing

(vi) in the case of a Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) (A) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or (B) in the case of any Base Rate Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the LC Disbursement intended to be reimbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, a Base Rate Borrowing, (B) if denominated in Sterling, a SONIA Borrowing and (C) if denominated in a Foreign Currency other than Sterling, a Term Rate Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Term Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Loans denominated in Euro or US Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the total Swingline Exposure exceeding US$250,000,000, (ii) the amount of the Swingline Exposure attributable to the Swingline Loans made by such Swingline Lender exceeding the Swingline Commitment of such Swingline Lender, (iii) the Revolving Credit Exposure of any

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Lender exceeding the Revolving Commitment of such Lender, (iv) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments or (v) in the event the Maturity Date shall have been extended as provided in Section 2.21, the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date exceeding the Aggregate Revolving Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans; provided that (A) no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required.

(b) To request a Swingline Borrowing, the applicable Borrower (or the Parent Borrower on its behalf) shall notify the applicable Swingline Lender and the Administrative Agent of such request by telephone or submit to the Administrative Agent a completed written Borrowing Request signed by a Responsible Officer of such Borrower (or, as applicable, of the Parent Borrower) not later than 11:00 a.m., Local Time, on the day of the proposed Swingline Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a completed written Borrowing Request signed by a Responsible Officer of the applicable Borrower (or, as applicable, of the Parent Borrower). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify (i) the applicable Borrower, (ii) the principal amount and currency of the requested Swingline Borrowing, (iii) the requested date of such Swingline Borrowing, which shall be a Business Day, and (iv) (A) the location and number of the account to which funds are to be disbursed or (B) in the case of any Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the LC Disbursement intended to be reimbursed. The applicable Swingline Lender shall make the requested Swingline Loans available to the applicable Borrower by crediting or wiring funds to the deposit account designated in the applicable Borrowing Request; provided that Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted to the Administrative Agent for the credit of the applicable Issuing Bank.

(c) Any Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, Local Time, on any Business Day require the Lenders to acquire participations in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate principal amount and currency of the Swingline Loan or Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above with respect to such Swingline Loan or Swingline Loans, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in

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Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in Euro or US Dollars, as applicable, promptly (and, in any event, by the next Business Day), in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to each Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(d) The Parent Borrower may, at any time and from time to time, designate one or more additional Lenders to act as a Swingline Lender under the terms of this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender. Any Lender designated as a Swingline Lender pursuant to this paragraph shall, upon entering into a joinder agreement with the Parent Borrower in form reasonably satisfactory to the Administrative Agent and the Parent Borrower (and which, in any event, shall specify such Swingline Lender’s Swingline Commitment), be deemed to be a “Swingline Lender” (in addition to being a Lender) hereunder.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request, as the applicant thereof for the support of its or its subsidiaries’ obligations, any Issuing Bank to issue Letters of Credit denominated in US Dollars or a Foreign Currency and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and such Issuing Bank hereby agrees to issue such Letters of Credit; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if (i) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally (including any such policies to the effect that such Issuing Bank does not issue commercial or trade letters of credit), (ii) any order, judgment or decree of any Governmental

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Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall request that such Issuing Bank refrain from, or any law applicable to such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or any applicable law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it or (iii) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension) a notice substantially in the form of Exhibit E or such other form as is reasonably acceptable to such Issuing Bank, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended or extended only if (and, upon issuance, amendment or extension of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the total LC Exposure shall not exceed US$150,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (iii) the Revolving Credit Exposure of any Lender shall not exceed the Revolving Commitment of such Lender, (iv) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments and (v) in the event the Maturity Date shall have been extended as provided in Section 2.21, the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date shall not exceed the Aggregate Revolving Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

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(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, including after the Maturity Date. Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be in US Dollars, then in US Dollars and (ii) subject to paragraph (m) of this Section 2.05, if the currency of the applicable LC Disbursement or reimbursement payment shall be a Foreign Currency, then in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP) or the express terms of such Letter of Credit permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency of such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower receives such notice; provided that, if such LC Disbursement is denominated in US Dollars or Euros and is not less than US$10,000 or €10,000, as applicable, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Base Rate Revolving Borrowing or a Swingline Borrowing denominated in the same currency and in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Borrowing. If the applicable Borrower fails to make such payment when due, then (i) if the currency of the applicable LC Disbursement is a Foreign Currency, the applicable Borrower’s obligation to reimburse such LC Disbursement shall automatically and with no further

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action required be converted into an obligation to reimburse the US Dollar Equivalent of such LC Disbursement, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date, and (ii) the applicable Issuing Bank shall promptly notify the Administrative Agent, of the applicable LC Disbursement and the amount and currency of the payment then due from the applicable Borrower in respect thereof, and the Administrative Agent shall thereafter promptly notify each Lender thereof and of such Lender’s Percentage of such LC Disbursement. Promptly following receipt of such notice (and, in any event, no later than the next Business Day), each Lender shall pay to the Administrative Agent in US Dollars its Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP) or the express terms of such Letter of Credit permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, any Lender, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law)

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suffered by the applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank that is the issuer of such Letter of Credit shall, within the time allowed by applicable law or the specific terms of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or email) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement made in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in a Foreign Currency pursuant to paragraph (e) and (m) of this Section 2.05, at the rate per annum then applicable to Base Rate Revolving Loans and (ii) in the case of any LC Disbursement made in a Foreign Currency, at all times prior to the conversion of the reimbursement obligation with respect thereto, to US Dollars pursuant to paragraph (e) and (m) of this Section 2.05, at a rate equal to the applicable Foreign Currency Overnight Rate plus the Applicable Rate used to determine interest applicable to Term Rate Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

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(i) Replacement of the Issuing Bank.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Parent Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with the immediately preceding paragraph.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall, or shall cause the Subsidiary Borrowers to, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash and in the currency of such Letter of Credit equal to (i) in the case of any Letter of Credit denominated in US Dollars, 100% of the LC Exposure as of such date attributable to such Letter of Credit, plus any accrued and unpaid interest thereon, and (ii) in the case of any Letter of Credit denominated in a Foreign Currency, 105% of the LC Exposure as of such date attributable to such Letter of Credit, plus any accrued and unpaid interest thereon; provided that (A) amounts payable in respect of any Letter of Credit denominated in a Foreign Currency in respect of which the applicable Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) or (m) of this Section 2.05, and interest accrued thereon, shall be payable in US Dollars and (B) the obligation to deposit such cash collateral shall become effective immediately, and the amount of such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01. The Parent Borrower shall also deposit, or cause the Subsidiary Borrowers to deposit, cash collateral in US Dollars in accordance with this paragraph as and to the extent required by Section 2.22. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.

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Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in Section 2.18(b), be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (and only if, after giving effect thereto, the remaining cash collateral in respect of the LC Exposure shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Parent Borrower is required to provide or to cause to be provided an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower (or to the applicable Subsidiary Borrower) within three Business Days after all Events of Default have been cured or waived. If the Parent Borrower is required to provide or to cause to be provided an amount of cash collateral hereunder pursuant to Section 2.22, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower (or to the applicable Subsidiary Borrower) within three Business Days to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Existing Letters of Credit. The Existing Letters of Credit shall be Letters of Credit hereunder for all purposes of this Agreement (including paragraphs (d) and (e) of this Section 2.05) and shall be deemed to have been issued under this Agreement as of the Effective Date.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a subsidiary of any Borrower, such Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the business of such subsidiaries.

(m) Conversions. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that any Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in a Foreign Currency (other than amounts in respect of which the Borrowers have deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section 2.05 in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in a Foreign Currency and (iii) of each Lender’s participation in any Letter of Credit denominated in a Foreign Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made

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after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(n) Letter of Credit Amounts.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

(ii) For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each Lender hereunder shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(o) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit) (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to any Borrower for, and no Issuing Bank’s rights and remedies against any Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

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SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, in the case of each Term Rate Loan or SONIA Loan, and by 4:00 p.m., Local Time, in the case of each Base Rate Loan, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting or wiring the funds so received in the aforesaid account of the Administrative Agent to the deposit account designated in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in a Foreign Currency, the greater of (x) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, which determination will be conclusive absent manifest error, and, in any event, not less than the Foreign Currency Overnight Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. [Reserved]

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower (or the Parent Borrower on its behalf) may elect to convert such Revolving Borrowing, if denominated in US Dollars, to a different Type or to continue such Borrowing and, in the case of a Term Rate Borrowing, may elect Interest Periods therefor, all as provided in this

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Section 2.08. The applicable Borrower (or the Parent Borrower on its behalf) may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or SONIA Borrowings, which may not be converted or continued. Notwithstanding any other provision of this Section 2.08, (i) no Revolving Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date, (ii) no Borrower may change the currency in which any Borrowing is denominated or convert any Borrowing to a Type not available with respect thereto and (iii) each conversion or continuation of a Revolving Borrowing shall comply with the applicable provisions of Section 2.02.

(b) To make an election pursuant to this Section 2.08, the applicable Borrower (or the Parent Borrower on its behalf) shall notify the Administrative Agent of such election by telephone or submit to the Administrative Agent a completed written Interest Election Request signed by a Responsible Officer of such Borrower (or, as applicable, of the Parent Borrower) by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and denominated in the currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by delivery to the Administrative Agent of a completed written Interest Election Request signed by a Responsible Officer of the applicable Borrower (or, as applicable, of the Parent Borrower). Each such telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a SONIA Borrowing or a Term Rate Borrowing; and

(iv) if the resulting Borrowing is a Term Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the applicable Borrower (or the Parent Borrower on its behalf) fails to deliver a timely Interest Election Request with respect to a Term Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Term Rate Borrowing and the applicable Borrower shall be deemed to have elected an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower (provided that no such notice or request shall be required in the case of an Event of Default described in clause (h) or (i) of Section 7.01), then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or (except as contemplated in clause (iii) below) continued as a Term Rate Borrowing, (ii) unless repaid, each Term Rate Borrowing denominated in US Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Term Rate Borrowing denominated in a Foreign Currency shall be continued as a Term Rate Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Parent Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$20,000,000 and (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed Aggregate Revolving Commitments or the Revolving Credit Exposure of any Lender would exceed the Revolving Commitment of such Lender.

(c) The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of one or more other events specified therein, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent, subject, however, to the Parent Borrower’s right to increase the Revolving Commitments pursuant to Section 2.20. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

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SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) on the Maturity Date, to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower and (ii) on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made, to the Administrative Agent for the account of each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender to such Borrower; provided that on each date that a Revolving Borrowing denominated in Euros is made, the Borrowers shall repay all outstanding Swingline Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto and (ii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.11.

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(b) If at any time the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitments, then (i) on the last day of any Interest Period for any Term Rate Revolving Borrowing and (ii) on each other Business Day on which any Base Rate Revolving Borrowing, SONIA Borrowing or Swingline Loan shall be outstanding, the Borrowers shall prepay Loans in an aggregate amount equal to the lesser of (A) the amount of such excess and (B) the amount of the applicable Borrowings or Loans referred to in clause (i) or (ii). If at any time the Aggregate Revolving Credit Exposure exceeds 105% of the Aggregate Revolving Commitments, then the Borrowers shall, not later than the first Business Day following the date the Administrative Agent gives notice of such excess to the Parent Borrower, prepay Loans in the amount of such excess.

(c) The applicable Borrower (or the Parent Borrower on its behalf) shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Borrowing, each Swingline Lender) by telephone (confirmed by fax or email) of any prepayment hereunder (i) in the case of a prepayment of a Term Rate Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., Local Time, five Business Days before the date of prepayment and (iv) in the case of prepayment of a Swingline Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment; provided that in the case of a mandatory prepayment under paragraph (b) of this Section 2.11, such Borrower (or the Parent Borrower on its behalf) may give such later notice as shall be practicable under the circumstances. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders (and, in the case of a prepayment of a Swingline Borrowing, each Swingline Lender) of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) Subject to Section 2.22, the Parent Borrower agrees to pay to the Administrative Agent, for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates; provided that, if any such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates in full, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day, commencing on the first such date to occur after the date hereof, and accrued facility fees shall also be payable in arrears on the date on which the Revolving Commitments terminate in full; provided that any facility fees accruing with respect to Revolving Credit Exposure after the date on which the Revolving Commitments terminate in full shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(b) The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Rate Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee equal to the rate or rates per annum separately agreed upon by the Parent Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Revolving Loans comprising each Base Rate Revolving Borrowing shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each SONIA Borrowing shall bear interest at the SONIA plus the Applicable Rate.

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(c) The Revolving Loans comprising each Term Rate Revolving Borrowing shall bear interest at the Term Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Each Swingline Loan denominated in Euro shall bear interest at the applicable Foreign Currency Overnight Rate plus the Applicable Rate.

(e) Each Swingline Loan denominated in US Dollars shall bear interest at the Base Rate plus the Applicable Rate.

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan, any LC Disbursement or any fee or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any LC Disbursement or any interest on any Loan or any LC Disbursement, 2% plus the rate otherwise applicable to such Loan or such LC Disbursement as provided in the preceding paragraphs of this Section 2.13 or Section 2.05(h) or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Revolving Loans as provided in paragraph (a) of this Section 2.13.

(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Rate Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Canadian Dollars shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Federal Funds Rate or Term SOFR) and interest computed by reference to SONIA shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Term Rate, SONIA or Foreign Currency Overnight Rate shall be determined by the Administrative Agent in accordance with the terms of this Agreement, and such determination shall be conclusive absent manifest error.

(i) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

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(j) With respect to Term SOFR and SONIA, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.14. Alternate Rate of Interest. (a) If:

(i) the Administrative Agent determines (which determination shall be made in good faith and conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.14(b) and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining (x) the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Revolving Borrowing or in connection with an existing or proposed Base Rate Loan or (y) the Foreign Currency Overnight Rate with respect to any Foreign Currency; or

(ii) the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Term Rate Borrowing denominated in any currency, that the Relevant Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, that SONIA with respect to any Revolving Borrowing denominated in Sterling will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Revolving Borrowing;

then the Administrative Agent shall give notice thereof (which may be by telephone) to the Parent Borrower, the Lenders, the Swingline Lenders and the Issuing Banks as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower, the Lenders, the Swingline Lenders and the Issuing Banks that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Rate Borrowing denominated in such currency and for such Interest Period shall be ineffective and (1) if such Revolving Borrowing is denominated in US Dollars, such Revolving Borrowing, unless repaid, shall be converted to, on the last day of the Interest Period applicable thereto, a Base Rate Revolving Borrowing or (2) if such Revolving Borrowing is denominated in any Foreign Currency, such Revolving Borrowing shall be repaid on the last day of the Interest Period applicable thereto, (B) if any Borrowing Request requests a Term Rate Revolving Borrowing denominated in such currency and for such Interest Period, then (1) if such Revolving Borrowing is denominated in US Dollars, such Borrowing shall be made as a Base Rate Revolving Borrowing or (2) if such Revolving Borrowing is denominated in any Foreign Currency, such Borrowing Request shall be ineffective, (C) any affected SONIA Borrowing shall be repaid by the applicable

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Borrower on the first Business Day following the date on which the Parent Borrower receives such notice, (D) any Borrowing Request for an affected SONIA Borrowing shall be ineffective, (E) with respect to Section 2.14(a)(i)(B)(y), if such Foreign Currency is Euro, no Swingline Lender shall have any obligation to make Swingline Loans denominated in Euros and any Swingline Loan denominated in Euros then outstanding shall be repaid by the applicable Borrower on the first Business Day following the date on which the Parent Borrower receives such notice (and, prior to the repayment thereof, shall bear interest at a rate per annum equal to the sum of the rate determined (which determination shall be made in good faith and conclusive absent manifest error) by the applicable Swingline Lender to be the cost to it of funding such Swingline Loan plus the Applicable Rate) and (F) with respect to Section 2.14(a)(i)(B)(y), any LC Disbursement denominated in such Foreign Currency that, pursuant to Section 2.05(h), on any day bears interest by reference to the Foreign Currency Overnight Rate shall instead bear interest on such day at a rate per annum equal to the sum of the rate determined (which determination shall be made in good faith and conclusive absent manifest error) by the applicable Issuing Bank to be the cost to it of funding such LC Disbursement plus the Applicable Rate used to determine interest applicable to Term Rate Loans.

(b) Notwithstanding anything to the contrary in this Agreement, if the Administrative Agent determines (which determination shall be made in good faith and conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.14 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each

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case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or participations in, any Lender (except any such reserve requirement reflected in Term SOFR) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the relevant interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Rate Loans or SONIA Loans made by such Lender or any Letter of Credit or participation therein;

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(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Parent Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Parent Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Parent Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of any Term Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance therewith) or (d) the assignment of any Term Rate Loan other than on the last day of the Interest Period applicable thereto pursuant to Section 2.20(c) or as a result of a request by the Parent Borrower pursuant to Section 2.19, then, in any such event, the Parent Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Borrower or Subsidiary Guarantor under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17 ) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of any other obligation contained in this Section 2.17, the Borrowers and the Subsidiary Guarantors shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Without duplication of any other obligation contained in this Section 2.17, the Borrowers and the Subsidiary Guarantors shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

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(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers and the Subsidiary Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the Subsidiary Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Borrower or Subsidiary Guarantor to a Governmental Authority pursuant to this Section 2.17, such Borrower or Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Parent Borrower and the Administrative Agent, at the time such Person becomes a party to this Agreement and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), an executed IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1) (x) with respect to payments of interest under this Agreement, an executed IRS Form W-8BEN-E or IRS Form W-8BEN (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN-E or IRS Form W-8BEN (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed IRS Form W-8ECI (or successor forms);

(3) (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed of IRS Form W-8BEN-E or IRS Form W-8BEN (or successor forms); or

(4) an executed IRS Form W-8IMY (or successor forms), accompanied by a Form W-8ECI (or successor forms), W-8BEN-E or W-8BEN (or successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or F-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such beneficial owner;

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(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal or Canadian withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges

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imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.17, references to a Lender shall include any Issuing Bank and the term “applicable law” shall include FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such account as the Administrative Agent shall from time to time specify in a notice delivered to the Parent Borrower, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated and (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated, except as otherwise expressly provided in Sections 2.05(e) and 2.05(m). All other payments hereunder shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder by the Borrowers, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

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(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Parent Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or Issuing Banks hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by a Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the applicable Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) if denominated in US Dollars, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if denominated in a Foreign Currency, the greater of (x) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, which determination will be conclusive absent manifest error, and, in any event, not less than the Foreign Currency Overnight Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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A notice of the Administrative Agent to any Lender, any Issuing Bank or any Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Parent Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower or Subsidiary Guarantor is required to pay any Indemnified Taxes (other than VAT that is recoverable from any Governmental Authority) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (other than additional amounts arising from VAT that are recoverable from any Governmental Authority), (iii) any Lender is a Defaulting Lender, (iv) any Lender is a Non-Extending Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15, 2.17 or 10.03) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) to the extent required by Section 10.04(b), the Parent Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and each Swingline Lender, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other

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amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law, (E) in the case of any such assignment and delegation resulting from the status of such Lender as a Non-Extending Lender, the assignee shall have agreed to the applicable Extension and (F) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Increase in Revolving Commitments.

(a) The Parent Borrower may, from time to time by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Revolving Commitments be increased by an amount not less than US$10,000,000 for any such increase; provided that after giving effect to all such increases, the total amount of the Revolving Commitments shall not exceed US$4,000,000,000. Such notice shall set forth (i) the amount of the requested increase in the Revolving Commitments and (ii) the date on which such increase is requested to become effective (which shall be not less than 10 Business Days or more than 60 days after the date of such notice), and shall offer each Lender the opportunity to increase its Revolving Commitment by its ratable share of the proposed increase amount. Each Lender shall, by notice to the Parent Borrower and the Administrative Agent given not more than 10 days after the date of the Parent Borrower’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its Revolving Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment) (each such Lender so declining or deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 10th day after the Parent Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have declined the requested increase or agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the total Revolving Commitments requested by the Parent Borrower, the Parent Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and each Swingline Lender (which approval shall not be unreasonably withheld or delayed). Any increase in the Revolving Commitments may be made in an amount which is less than the increase requested by the Parent Borrower if the Parent Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

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(b) An increase in the Revolving Commitments pursuant to this Section 2.20 (a “Commitment Increase”) shall become effective pursuant to a written agreement (the “Incremental Commitments Agreement”) entered into by the Parent Borrower, the applicable Increasing Lenders, the applicable Augmenting Lenders and the Administrative Agent, which shall specify the date as of which such increase shall become effective (the “Increase Effective Date”); provided that no increase in the Revolving Commitments shall become effective under this Section 2.20 unless (i) on the applicable Increase Effective Date, (A) the representations and warranties of the Parent Borrower set forth in set forth in this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of such date (unless expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of such other date) and (B) immediately after giving effect to such increase, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent Borrower, (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date under paragraphs (b) and (c) of Section 4.01 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase (or, if such documents delivered on the Effective Date already contemplate an increase in an amount at least equal to the amount of such increase, stating that such documents remain in full force and effect on the date of such increase and have not in any way been annulled, modified, rescinded or revoked) and (iii) the Administrative Agent shall have received customary reaffirmation agreements from the Subsidiary Guarantors, if any.

(c) On the Increase Effective Date of any Commitment Increase (i) each of the Non-Increasing Lenders shall assign to each of the Increasing Lenders and Augmenting Lenders, and each of the Increasing Lenders and Augmenting Lenders shall purchase from each of the Non-Increasing Lenders, at the principal amount thereof, such interests in the outstanding Revolving Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increase Effective Date as will result in, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit and Swingline Loans being held by Lenders ratably in accordance with their Revolving Commitments after giving effect to the increase in the Revolving Commitments arising from such Commitment Increase, (ii) the additional Revolving Commitment provided by each Increasing Lender shall increase its Revolving Commitment, and the Revolving Commitment of each Augmenting Lender shall constitute a Revolving Commitment, in each case, for all purposes hereof, and each Revolving Loan made thereunder shall be deemed, for all purposes hereof, a Revolving Loan and have the same terms as any existing Revolving Loan, and (iii) each Augmenting Lender shall become a Lender with respect to the Revolving Commitments and all matters relating thereto. For the avoidance of doubt, upon the effectiveness of any Commitment Increase with respect to the Revolving Commitments, the Percentages of the Lenders shall automatically be adjusted to give effect thereto.

SECTION 2.21. Extension of Maturity Date.

(a) The Parent Borrower may, up to two times during the term hereof, by written notice (an “Extension Notice”) delivered to the Administrative Agent not less than 30 days and not more than 90 days prior to an anniversary of the Effective Date, request an extension (each, an “Extension”) of the Maturity Date to a date no later than the first anniversary of the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”).

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(b) The Administrative Agent shall promptly furnish a copy of each Extension Notice to each Lender, and shall request that each Lender advise the Administrative Agent whether or not such Lender agrees to the requested Extension within 20 days of delivery to such Lender of such Extension Notice; provided that any Lender that does not advise the Administrative Agent by the 20th day after the date of such Extension Notice shall be deemed to be have declined the requested Extension (each Lender agreeing to the requested Extension being called an “Extending Lender”, and each Lender declining or deemed to have declined to agree to the requested Extension being called a “Non-Extending Lender”). The decision to agree or withhold agreement to any Extension hereunder shall be at the sole discretion of each Lender. If Lenders constituting not less than the Required Lenders shall have agreed to extend the Maturity Date on or before the anniversary of the Effective Date immediately following the delivery of the applicable Extension Notice, then, effective as of the Extension Closing Date (as defined below) with respect thereto, the Maturity Date applicable to the Extending Lenders shall be the first anniversary of the Existing Maturity Date; provided that no extension of the Maturity Date pursuant to this Section 2.21 shall become effective unless (the first date on which such consent of the Required Lenders is obtained and the conditions specified in this proviso are satisfied with respect to the applicable Extension being called the “Extension Closing Date”) (i) on the applicable Extension Closing Date, (A) the representations and warranties of the Parent Borrower set forth in Article III shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of such date (unless expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of such other date) and (B) immediately after giving effect to the applicable Extension, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date, and executed by a Financial Officer of the Parent Borrower and (ii) the Administrative Agent shall have received customary reaffirmation agreements from the Subsidiary Guarantors, if any. The Revolving Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date, and the principal amount of any outstanding Revolving Loans made by such Non-Extending Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Non-Extending Lender hereunder shall be due and payable on the Existing Maturity Date and such Non-Extending Lender shall be released from its participation in then outstanding Letters of Credit and Swingline Loans effective on the Existing Maturity Date. Notwithstanding the foregoing provisions of this paragraph, (A) the Parent Borrower shall have the right, pursuant to Section 2.19(b), to replace a Non-Extending Lender with a Lender or other financial institution that will agree to an Extension, (B) the Parent Borrower shall have the right, any time prior to the effective date of any Extension, to withdraw its request for an Extension by written notice to the Administrative Agent, in which case the Revolving Commitments of all the Lenders will terminate on the Existing Maturity Date, (C) the terms “Availability Period” and “Maturity Date” (without taking into consideration any extension pursuant to this Section 2.21), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Bank or any Swingline Lender or any Swingline Loans made by such Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or such Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or any Swingline Lender shall not have consented to any Extension, (1) such Issuing Bank or such Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or a Swingline Lender, as applicable, hereunder through the applicable Existing Maturity Date (or the Availability Period

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determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit or make any Swingline Loan (but shall, in each case, continue to be entitled to the benefits of Sections 2.04, 2.05, 2.15, 2.17, 10.03 and 10.08, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (2) the Borrowers shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure attributable to Swingline Loans made by such Swingline Lender to be zero no later than the day on which such LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to the effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (and in any event, no later than such Existing Maturity Date)).

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall accrue on the amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) only to the extent of the Revolving Credit Exposure of such Defaulting Lender (excluding any portion thereof constituting Swingline Exposure or LC Exposure of such Defaulting Lender that is subject to reallocation under clause (c)(i) below);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that, except as otherwise provided in Section 10.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any LC Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) the LC Exposure and the Swingline Exposure of such Defaulting Lender (other than (x) in the case of a Defaulting Lender that is a Swingline Lender, any portion of such Swingline Exposure referred to in clause (b) of the definition of the term “Swingline Exposure” and (y) any portion of such Swingline Exposure or LC Exposure with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) or Sections 2.05(d) and 2.05(e), as applicable) shall be reallocated among the Non-Defaulting Lenders in proportion to their respective Percentages, but only to the extent (A) the sum of all such Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical clause above) plus such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical clause above) does not exceed the sum of all such Non-Defaulting Lenders’ Revolving Commitments and (B) after giving effect to such reallocation, the Revolving Credit Exposure of any Non-Defaulting Lender does not exceed the Revolving Commitment of such Lender;

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(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the first parenthetical clause in clause (i) above) and (y) second, cash collateralize for the benefit of each Issuing Bank such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the first parenthetical clause in clause (i) above) in accordance with the procedures set forth in Section 2.05(j);

(iii) if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to or for the benefit of such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Non-Defaulting Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with the amounts of LC Exposure reallocated to the Non-Defaulting Lenders; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as a Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure and LC Exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lenders and the

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Issuing Banks hereunder; third, to be held as cash collateral for such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof; fourth, as the Parent Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.22(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(f) If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, amend or increase any Letter of Credit, unless the applicable Swingline Lender or Issuing Bank shall have entered into arrangements with the Parent Borrower or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(g) In the event that the Administrative Agent, the Parent Borrower and, in the case of a Defaulting Lender, each Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and (ii) on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders and such funded participations

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in Swingline Loans and LC Disbursements, as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Revolving Loans and such funded participations ratably in accordance with their respective Revolving Commitments and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section 2.22 during such period shall be binding on it). The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.22 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Swingline Lender, each Issuing Bank, each Borrower or each Subsidiary Guarantor may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.23. Concerning Subsidiary Borrowers.

(a) Each Subsidiary Borrower hereby irrevocably appoints the Parent Borrower to serve as its agent for all purposes of this Agreement, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Subsidiary Borrower hereby acknowledges that any amendment or other modification to this Agreement may be effected as set forth in Section 10.02, that such Person shall be bound by this Agreement as so amended or modified and that no consent of such Person shall be required to effect any such amendment or other modification. In the event the Parent Borrower shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower and a Subsidiary Borrower for all purposes hereof and shall cease to be a party to this Agreement; provided that no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower until (i) (A) all Loans made to such Subsidiary Borrower shall have been repaid, (B) to the extent the Parent Borrower is not a joint and several co-applicant with respect thereto, (x) all Letters of Credit issued for the account of such Subsidiary Borrower shall have expired with no pending drawings or been canceled or otherwise terminated and (y) all amounts payable in connection with such Letters of Credit by such Subsidiary Borrower in respect of LC Disbursements and related fees shall have been paid in full and (C) all interest and fees (and, to the extent notified by the Administrative Agent, any Lender or any Issuing Bank, any other amounts) payable hereunder by such Subsidiary Borrower shall have been paid in full or (ii) the Parent Borrower shall have assumed all obligations of such Subsidiary Borrower in respect of the principal of, and interest on, all Loans made to such Subsidiary Borrower and in respect of all fees and other amounts payable hereunder by such Subsidiary Borrower and the Parent Borrower shall have agreed to be the applicant with respect to all Letters of Credit issued for the account of such Subsidiary Borrower and to be responsible for all LC Disbursements thereunder and other amounts relating thereto, in each case under this clause (ii), pursuant to assumption documentation reasonably satisfactory to the Administrative Agent; provided that such Subsidiary Borrower Termination shall be effective to terminate the right of such Subsidiary Borrower to request or receive further extensions of credit under this Agreement.

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SECTION 2.24. Environmental Amendment. After the Effective Date but no later than the date that is eighteen months following the Effective Date, the Parent Borrower, in consultation with the Sustainability Coordinators, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain environmental targets of the Parent Borrower and its Subsidiaries. Notwithstanding anything in Section 10.02 to the contrary, the Sustainability Coordinators and the Parent Borrower may propose to amend this Agreement (such amendment, the “Environmental Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “Environmental Pricing Provisions”) into this Agreement, and any such amendment shall become effective when the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Parent Borrower) written notice that such Required Lenders accept such Environmental Amendment. Upon effectiveness of any such Environmental Amendment, based on the Parent Borrower’s performance against the KPIs, certain adjustments to the Applicable Rate may be made; provided that the amount of any such adjustments made pursuant to an Environmental Amendment shall not result in a decrease of more than (a) 1.00 basis point in the Facility Fee Rate and/or (b) 4.00 basis points in the Applicable Rate for Term Rate Loans, SONIA Loans and Swingline Loans and the Applicable Rate for Base Rate Loans, in each case, determined based on the Index Debt ratings on the effective date of the Environmental Amendment, provided, further, that in no event shall the Applicable Rate be less than zero. The pricing adjustments in connection with the KPIs will require, among other things, reporting, third party verification and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Parent Borrower and the Sustainability Coordinators (each acting reasonably). Following the effectiveness of the Environmental Amendment, any modification to the Environmental Pricing Provisions which does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders and the Parent Borrower.

SECTION 2.25. Sustainability Coordinators. The Sustainability Coordinators will assist the Parent Borrower in (i) determining the Environmental Pricing Provisions in connection with the Environmental Amendment and (ii) preparing informational materials focused on the environmental targets that are the subject of the Environmental Amendment. The provisions set forth in each of Section 9.02 (Rights as a Lender), Section 9.03 (Exculpatory Provisions), Section 9.04 (Reliance by Administrative Agent), Section 9.05 (Delegation of Duties), Section 9.06(a) (Resignation of Administrative Agent), Section 9.07 (Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders) and Section 10.03(b) through (f) (Indemnity; Damage Waiver) are incorporated herein by reference thereto, and all such provisions shall be applicable, mutatis mutandis, to each Sustainability Coordinator in its capacity as such with regard to the services provided in such capacity, all as though such provisions were set forth herein.

SECTION 2.26. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, then, upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Loans denominated in the affected currency or currencies or, in the case of Loans denominated in US Dollars, to make or maintain or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of

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the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Loans, as applicable, denominated in the affected currency or currencies or, if applicable and such Loans are denominated in US Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term Rate Loans on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Rate Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Rate Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Parent Borrower represents and warrants to the Lenders and the Issuing Banks that:

SECTION 3.01. Organization; Powers. Each Borrower and each Subsidiary Guarantor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and where the failure so to qualify (either individually or together with all other failures so to qualify) would have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s and each Subsidiary Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement or, in the case of any Subsidiary Guarantor that shall have become a party hereto pursuant to a Joinder, such Joinder, has been duly executed and delivered by each Borrower and each Subsidiary Guarantor party thereto, and this Agreement and, in the case of any Subsidiary Guarantor that shall have become a party hereto pursuant to a Joinder, such Joinder, constitutes a legal, valid and binding obligation of each Borrower and each Subsidiary Guarantor party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational documents of the Parent Borrower or any of the Subsidiaries or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Parent Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any Subsidiary, other than, in the case of clauses (b)(i), (b)(iii), (c) and (d), any such violations, conflicts, breaches or Liens that individually or in the aggregate would not have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and the related statements of consolidated results of operations, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal year ended June 28, 2025, reported on by Ernst & Young LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 28, 2025, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries, taken as a whole, other than matters disclosed in the most recent Annual Report on Form 10-K or in any Quarterly Report on Form 10-Q or current report on Form 8-K filed with the SEC under the Exchange Act subsequent to June 28, 2025.

SECTION 3.05. [Reserved].

SECTION 3.06. Litigation. Except as disclosed in either the most recent Annual Report on Form 10-K or the most recent Quarterly Report on Form 10-Q filed by the Parent Borrower with the SEC, as of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or legality of this Agreement or the Transactions.

SECTION 3.07. Subsidiaries. Set forth on Schedule 3.07 is a complete and accurate list, as of the Effective Date, of all Subsidiaries showing (as to each such Subsidiary) the correct name thereof and the jurisdiction of its organization or formation. All the outstanding Equity Interests of each Subsidiary have been validly issued, are fully paid and nonassessable and, to the extent owned directly or indirectly by the Parent Borrower, are so owned free and clear of all Liens other than Liens permitted by Section 6.01.

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SECTION 3.08. Investment Company Status. Neither any Borrower nor any Subsidiary Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Accuracy of Information. All written Transaction Information (as defined below) (other than financial projections, estimates and information of a general economic or industry nature) provided by the Parent Borrower or by its representatives on its behalf to the Administrative Agent or the Lenders in connection with the Transactions is, when considered together with the Parent Borrower’s Annual Report on Form 10-K for the fiscal year ended June 28, 2025 and the Parent Borrower’s subsequent Quarterly Reports on Form 10-Q as filed with the SEC and subsequent Annual Reports on Form 10-K filed with the SEC prior to the time such written Transaction Information is furnished (all such documents, the “Public Reports”), and when taken as a whole and in light of the circumstances when furnished, complete and correct in all material respects at the time furnished and does not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in each case when considered together with the Public Reports and when taken as a whole in light of the circumstances under which such statements were made. The financial projections and estimates provided to the Arrangers, the Administrative Agent or the Lenders by the Parent Borrower or by its representatives on its behalf in connection with the transactions contemplated hereunder have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are so furnished, it being understood and agreed that financial projections are by their nature inherently uncertain and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. For purposes of this Section 3.09 “Transaction Information” means the contents of any written information packages for the financing contemplated hereby regarding the business, operations, financial projections and prospects of the Parent Borrower and the Subsidiaries including all written information relating to the transactions contemplated hereunder prepared by the Parent Borrower or its representatives, and all other written information, documentation or materials delivered to the Arrangers, the Administrative Agent or the Lenders by the Parent Borrower or its representatives in connection therewith.

SECTION 3.10. OFAC; USA Patriot Act. The Parent Borrower and each Subsidiary is in compliance, in all material respects, with applicable Sanctions and the USA Patriot Act.

SECTION 3.11. Affected Financial Institutions. None of Borrowers nor any Subsidiary Guarantor is an Affected Financial Institution.

SECTION 3.12. Ranking of Obligations. The obligations of each Subsidiary Borrower under this Agreement rank, in respect of payment, at least equally with all of the unsubordinated and unsecured Indebtedness of such Subsidiary Borrower, and ahead of all subordinated and unsecured Indebtedness, if any, of such Subsidiary Borrower.

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SECTION 3.13. Proper Form; No Recordation. With respect to each Subsidiary Borrower, this Agreement is in proper legal form under the laws of the jurisdiction in which such Subsidiary Borrower is organized or formed for the enforcement thereof against such Subsidiary Borrower under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement. It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement that this Agreement be filed, registered or recorded with, or executed or notarized before, any court or other Governmental Authority in the jurisdiction in which such Subsidiary Borrower is organized or formed and existing or that any registration charge or stamp or similar Tax be paid on or in respect of this Agreement.

SECTION 3.14. No Immunity. Each Subsidiary Borrower is subject to civil and commercial laws with respect to its obligations under this Agreement, and the execution, delivery and performance by such Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. None of the Subsidiary Borrowers or any of its properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Subsidiary Borrower is incorporated, organized or formed in respect of its obligations under this Agreement.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and the obligation of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include email transmission of a signed signature page of this Agreement) that such party has signed and delivered a counterpart of this Agreement.

(b)

(i) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i)(x) King & Spalding LLP, special counsel for the Borrowers, and (y) Brant E. Wischnewsky, Associate General Counsel of the Parent Borrower, collectively covering such matters as to Delaware and New York law as the Administrative Agent may reasonably request and allocated between said counsel in such manner as may be reasonably satisfactory to the Administrative Agent, and (ii) Gowling WLG (Canada) LLP, special Canadian counsel for the Parent Borrower and the Canadian Subsidiary Borrower, covering such matters as to Canadian law as the Administrative Agent may reasonably request. The Borrowers hereby requests each such counsel to deliver its or his respective opinion.

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(ii) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Allen Overy Shearman Sterling LLP, special Dutch counsel for the Administrative Agent, covering such matters as to the laws of the Netherlands as the Administrative Agent may reasonably request. The Administrative Agent hereby requests such counsel to deliver its or his opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence, status or compliance (as applicable) of the Borrowers, the good standing of the Parent Borrower in its jurisdiction of incorporation, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date to the Administrative Agent, the Lenders and the Arrangers, including, to the extent invoiced not less than two Business Days before the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Parent Borrower hereunder.

(e) The commitments under the Existing Credit Agreement shall have been terminated and no loans or other liabilities shall be outstanding thereunder (other than (i) those, if any, to be contemporaneously repaid on the Effective Date, (ii) the Existing Letters of Credit, if any, to be continued under this Agreement and (iii) contingent obligations not yet due and payable).

(f) At least three days prior to the Effective Date, the Lenders shall have received (i) all documentation and other information in respect of the Parent Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) a Beneficial Ownership Certification from each Subsidiary Borrower that is a “legal entity customer” under the Beneficial Ownership Regulation, in each case, to the extent requested in writing (which may be by e-mail) at least 10 days prior to the Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date and such notice shall be conclusive and binding.

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SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan) and of each Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Parent Borrower set forth in Article III (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(b), 3.06 and 3.07) shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of the date of such Borrowing or the date of such issuance, amendment or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Loan) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired with no pending drawings or been terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders and the Issuing Banks that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent Borrower will furnish to the Administrative Agent (and the Administrative Agent shall make such information available to the Lenders in accordance with its customary practice):

(a) within 30 days after the date in each fiscal year on which the Parent Borrower is required to file its Annual Report on Form 10-K with the SEC (after giving effect to any extensions obtained by the Parent Borrower), (i) such Annual Report on Form 10-K of the Parent Borrower and (ii) its audited consolidated balance sheet and the related consolidated statements of results of operations, comprehensive income, changes in shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing selected by the Parent Borrower (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that (x) the Parent Borrower shall be deemed to have furnished said Annual Report on Form 10-K for purposes of clause (i) above if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge and (y) if said Annual Report on Form 10-K contains such consolidated balance sheet and such consolidated statements of results of operations, comprehensive income, changes in shareholders’ equity and cash flows, and the report of such independent registered public accounting firm (without qualification or exception, and to the effect, as specified above), the Parent Borrower shall not be required to comply with clause (ii) above;

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(b) within 30 days after each date in each fiscal year on which the Parent Borrower is required to file a Quarterly Report on Form 10-Q with the SEC (after giving effect to any extensions obtained by the Parent Borrower), (i) such Quarterly Report on Form 10-Q of the Parent Borrower and (ii) its consolidated balance sheet and related consolidated statements of results of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Parent Borrower and the Subsidiaries on a consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that (x) the Parent Borrower shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of clause (i) above if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge and (y) if said Quarterly Report on Form 10-Q contains such consolidated balance sheet and consolidated statements of results of operations and cash flows, the Parent Borrower shall not be required to comply with clause (ii) above;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.02 and (iii) stating whether any change in GAAP or in the application thereof that is known to such Financial Officer has occurred since the date of the audited financial statements referred to in Section 3.04 that affects in any material respect the calculations required for determining compliance with Section 6.02 (as compared to determining compliance without giving effect to such change) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after filing thereof, notice to the Administrative Agent of the filing of all periodic and other reports, proxy statements and other materials required to be filed by the Parent Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be, except that the Parent Borrower shall not be required to provide notice of any such filing that is not material; provided, however, the Parent Borrower shall be deemed to have furnished such notice upon such filings becoming publicly available (whether on “EDGAR” or the Parent Borrower’s website on the Internet);

(e) promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under (i) applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) the Beneficial Ownership Regulation; and

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(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that so long as the Parent Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Parent Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any continuing (i) Default or (ii) Event of Default, in each case within ten (10) Business Days of actual knowledge thereof by a Financial Officer of the Parent Borrower;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Subsidiary as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

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Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Parent Borrower will, and will cause each Subsidiary Borrower and each Subsidiary Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of the Parent Borrower, in the United States, in the case of the Canadian Subsidiary Borrower, in Canada, and in the case of the Dutch Subsidiary Borrower, in the Netherlands) and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, amalgamation or consolidation permitted under Section 6.03 and (b) the Parent Borrower shall not be required to preserve the corporate existence of any Subsidiary Guarantor or any right or franchise if the Parent Borrower determines that the preservation thereof is no longer desirable in the conduct of the business of the Parent Borrower or the applicable Subsidiary.

SECTION 5.04. Payment of Obligations. The Parent Borrower will, and will cause each Subsidiary to, pay its obligations, including Taxes, that if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.The Parent Borrower will, and will cause each Subsidiary to, (a) keep and maintain all property of the Parent Borrower and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or funds, or through appropriate self-insurance, as applicable, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Inspection Rights. During the continuation of an Event of Default and subject to Section 10.12, the Parent Borrower will permit any representatives designated by the Administrative Agent to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Parent Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Parent Borrower and the Subsidiaries, including acquisitions. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) No part of the proceeds of the Loans and no Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of Anti-Corruption Laws. None of the Parent Borrower or any Subsidiary will use, lend, make payments of or contribute all or any part of the proceeds of the Loans or use the Letters of Credit to fund any activity or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in violation in any material respect of the USA Patriot Act.

SECTION 5.09. Subsidiary Guarantors.

(a) Subject to paragraphs (b), (c) and (d) of this Section 5.09, the Parent Borrower at all times shall cause all of its Wholly Owned Subsidiaries that are guarantors of any of the Notes to be Subsidiary Guarantors.

(b) Within 30 days (or such later date as the Administrative Agent may agree to) after any domestic Wholly Owned Subsidiary of the Parent Borrower becomes a guarantor of any of the Notes, the Parent Borrower shall cause such domestic Wholly Owned Subsidiary to execute and deliver a Joinder to the Administrative Agent.

(c) If at any time (i) a Subsidiary Guarantor no longer guarantees any of the Notes (other than as a result of a payment upon its guarantee), (ii) a Subsidiary Guarantor is dissolved, sold, merged, amalgamated or otherwise disposed of in a manner permitted by this Agreement and, as a result thereof, such Subsidiary Guarantor ceases to exist or ceases to be a Subsidiary of the Parent Borrower or (iii) the aggregate outstanding principal amount of the Notes is equal to or less than US$150,000,000, (A) such Subsidiary Guarantor (or, in the case of clause (iii) above, each of the Subsidiary Guarantors) shall be automatically released from its obligations hereunder, without any need for any formal action by the Administrative Agent or any Lender, and (B) the Parent Borrower shall provide notice of any such event to the Administrative Agent. Upon the written request of the Parent Borrower, the Administrative Agent shall execute any documents reasonably requested by the Parent Borrower in order to acknowledge the release of any Subsidiary Guarantor from its obligations as a Subsidiary Guarantor.

(d) Notwithstanding anything contained herein to the contrary, no Wholly Owned Subsidiary that is directly or indirectly owned by a Subsidiary that is not a U.S. Person shall be required to be a Subsidiary Guarantor.

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ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired with no pending drawings or been terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders and the Issuing Banks that:

SECTION 6.01. Liens. The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) any Lien existing on the Effective Date that secures any obligation not in excess of US$50,000,000 individually;

(b) Liens for Taxes, assessments or governmental charges or levies to the extent not past due or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, securing obligations which are not overdue by more than 30 days or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(d) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations of the Parent Borrower or any Subsidiary;

(e) Liens upon, and defects of title to, real or personal property, including any attachment of such real or personal property or other legal process prior to adjudication of a dispute upon the merits and adverse judgment on appeal; provided (i) the validity thereof is being contested in good faith by proper proceedings, and adequate reserves have been established with respect thereto and (ii) levy and execution thereon has been stayed;

(f) Liens on real or personal property existing thereon at the time of acquisition thereof by the Parent Borrower or any Subsidiary (including acquisition by merger or consolidation) and not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property being acquired;

(g) purchase money Liens and Liens securing Capital Lease Obligations on property hereafter acquired or constructed which are created prior to, at the time of, or within 180 days after such acquisition (or, in the case of property being constructed, the completion of such construction and commencement of full operation of such property, whichever is later) to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of all or any part of the property being acquired or constructed; provided, however, that in each case the Indebtedness secured by such Lien shall not exceed the lesser of the purchase or construction price of such property or the fair market value of such property and no such Lien shall extend to or cover any property other than the property being acquired or constructed and improvements, accessions, general intangibles and proceeds related thereto;

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(h) Liens on property of the Parent Borrower or a Subsidiary in favor of the United States of America or any political subdivision thereof or in favor of any other country or political subdivision thereof to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such Liens, including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar bond financing;

(i) Liens existing on the property of a business entity at the time such entity becomes a Subsidiary, or at the time substantially all of the assets of such entity are acquired or leased by the Parent Borrower or a Subsidiary, and, in each case, not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property subject thereto immediately prior to such entity becoming a Subsidiary or the assets of the owner of such property being so acquired or leased;

(j) Liens on the property of a Subsidiary to secure Indebtedness owing to the Parent Borrower or to one or more Wholly Owned Subsidiaries;

(k) pledges, deposits, performance bonds or similar Liens arising in the ordinary course of business in connection with bids, tenders, contracts and leases (other than Indebtedness) to which the Parent Borrower or any Subsidiary is a party;

(l) Liens consisting of zoning restrictions, rights-of-way, servitudes, easements, servicing agreements, development agreements, site plan agreements or other restrictions on the use of real property, none of which materially impairs the operation by the Parent Borrower and the Subsidiaries taken as a whole of their respective businesses and none of which is violated by existing or proposed structures or land use;

(m) Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(n) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(o) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Parent Borrower or any Subsidiary; provided that such Liens do not reduce the value of the assets or interfere in any material respect with the ordinary conduct of the business of the Parent Borrower or any Subsidiary;

(p) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

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(q) extensions, renewals or replacements in whole or in part of the Liens described in clauses (a), (f), (g), (h) or (i) of this Section 6.01 for the same or a lesser amount of Indebtedness; provided that no such Lien shall extend to or cover any property other than the property theretofore subject to the Lien being extended, renewed or replaced;

(r) Liens not permitted by any of the foregoing clauses (a) through (q), inclusive, that secure obligations which do not in the aggregate at any time exceed 10% of Consolidated Net Tangible Assets; and

(s) Liens arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association;

SECTION 6.02. Ratio of Consolidated EBITDA to Consolidated Interest Expense. The Parent Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case, as of the last day of each fiscal quarter measured for the period of four consecutive fiscal quarters then most recently ended, to be less than 3.00 to 1.00.

SECTION 6.03. Consolidation, Merger or other Fundamental Changes.

(a) The Parent Borrower will not, and will not permit any Subsidiary to, enter into a consolidation with any other Person or merge with or into any other Person or amalgamate with any other Person, except that (i) any Subsidiary may merge into or consolidate or amalgamate with the Parent Borrower, provided that (A) the Parent Borrower shall be the continuing or surviving Person and (B) in the event such Subsidiary is a Subsidiary Borrower, the Parent Borrower shall have assumed all obligations of such Subsidiary Borrower hereunder pursuant to assumption documentation reasonably satisfactory to the Administrative Agent, (ii) any Subsidiary may merge, consolidate or amalgamate with or into another Subsidiary, provided that, in the case of any such transaction involving a Subsidiary Borrower, either (A) such Subsidiary Borrower shall be the continuing or surviving Person or (B) substantially concurrently with the consummation of such transaction, such Subsidiary Borrower shall cease to be a Subsidiary Borrower hereunder in accordance with Section 2.23(b), (iii) the Parent Borrower or any Subsidiary may merge, consolidate or amalgamate with or into any other Person to consummate any acquisition, provided that (A) in the case of any such transaction involving the Parent Borrower, the Parent Borrower shall be the continuing or surviving Person and (B) in the case of any such transaction involving a Subsidiary Borrower, either (x) such Subsidiary Borrower shall be the continuing or surviving Person or (y) substantially concurrently with the consummation of such transaction, such Subsidiary Borrower shall cease to be a Subsidiary Borrower hereunder in accordance with Section 2.23(b), and (iv) any Subsidiary (other than a Subsidiary Borrower) may merge, consolidate or amalgamate with or into any other Person to consummate any transaction permitted hereunder as a result of which such Subsidiary shall cease to be a Subsidiary.

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(b) The Parent Borrower will not permit any Subsidiary Borrower (i) to cease to be a Subsidiary or (ii) to cease to be a Wholly Owned Subsidiary of the Parent Borrower unless, in the case of this clause (ii), (A) the Administrative Agent shall have received 15 Business Days’ (or such lesser period of time as the Administrative Agent may agree to) prior written notice thereof and (B) at least five days (or such lesser period of time as the Administrative Agent may agree to) prior to the date such Subsidiary Borrower shall cease to be a Wholly Owned Subsidiary, the Administrative Agent and the Lenders shall have received all documentation and other information, in respect of such Subsidiary Borrower or Persons holding or to be holding Equity Interests in such Subsidiary Borrower, required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing (which may be by e-mail) at least 10 days prior to the date such Subsidiary Borrower ceases to be a Wholly Owned Subsidiary of the Parent Borrower.

(c) The Parent Borrower will not sell, lease, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent Borrower and the Subsidiaries, taken as a whole, to any Person.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any Subsidiary Guarantor shall fail to pay its obligations hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Parent Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in Section 5.02(a)(ii), 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;

(e) the Parent Borrower shall fail to observe or perform the covenant contained in Section 5.02(a)(i), and such failure shall continue unremedied for a period of 30 days;

(f) any Borrower or any Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

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(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or requiring the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the any Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$150,000,000 (exclusive of any amount covered by insurance) shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment; or

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would result in a Material Adverse Effect; then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans

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then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section 7.01, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 7.02. Cash Collateral. In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Parent Borrower shall pay to the Administrative Agent cash collateral in such amounts and at such times as contemplated by Section 2.05(j).

ARTICLE VIII

GUARANTEE

SECTION 8.01. Guarantee of the Obligations.

(a) In order to induce the Lenders and the Issuing Banks to extend credit to the Borrowers hereunder, (i) each Subsidiary Guarantor hereby, jointly and severally, irrevocably and unconditionally, guarantees, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations and (ii) the Parent Borrower hereby irrevocably and unconditionally, guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Subsidiary Borrowers. Each Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

(b) Except as otherwise provided herein, each Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment. The Guarantors’ guarantee of the Obligations hereunder shall not be affected by (i) the failure of the Administrative Agent, any Lender or any Issuing Bank to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (v) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of a Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation.

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(c) Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of the Administrative Agent, any Lender or any Issuing Bank in favor of any Borrower or any other Person.

(d) The guarantee of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

(e) Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed by it is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any Issuing Bank upon the bankruptcy or reorganization of any Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Lender or any Issuing Bank may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower to pay any Obligation guaranteed by such Guarantor when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, such Guarantor, jointly and severally with each other Guarantor guaranteeing hereunder such Obligation, hereby promises to and will, upon receipt of written demand by the Administrative Agent (acting at the direction of the Required Lenders), forthwith pay, or cause to be paid, to the Administrative Agent, such Lender or such Issuing Bank in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon.

(g) In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to paragraph (i) of this Section 8.01), the Parent Borrower and each Subsidiary Borrower agree that in the event a payment in respect of any Obligation shall be made by any Subsidiary Guarantor under this Agreement, the Parent Borrower and the applicable Subsidiary Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

(h) Each Subsidiary Guarantor (each such Subsidiary Guarantor being called a “Contributing Party”) agrees (subject to paragraph (i) of this Section 8.01) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder in respect of any Obligation and such other Subsidiary Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Parent Borrower or the applicable Subsidiary Borrower as provided in paragraph (g) of this Section 8.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the date hereof and the denominator shall be the aggregate net worth

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of all the Contributing Parties on the date hereof (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 5.09 after the date hereof, the date the Joinder is executed and delivered by such Contributing Party). Any Contributing Party making any payment to a Claiming Party pursuant to this paragraph shall (subject to paragraph (i) of this Section 8.01) be subrogated to the rights of such Claiming Party under paragraph (g) of this Section 8.01 to the extent of such payment.

(i) Upon payment by a Guarantor of any sums as provided above, all rights of such Guarantor against the Parent Borrower or any Subsidiary Borrower arising as a result thereof by way of right of subrogation or otherwise (including all rights of the Subsidiary Guarantors under paragraphs (g) and (h) of this Section 8.01 and all other rights of the Subsidiary Guarantors of indemnity, contribution or subrogation under applicable law or otherwise) shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations to the Administrative Agent, the Lenders and the Issuing Banks. No failure on the part of any Borrower or any other Subsidiary Guarantor to make the payments required by paragraph (g) or (h) of this Section 8.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its guarantee hereunder, and each Guarantor shall remain liable for the full amount of the guarantee of such Guarantor hereunder.

(j) Except as otherwise provided, in the case of any Subsidiary Guarantor, in Section 5.09, nothing shall discharge or satisfy the liability of any Guarantor hereunder except the expiration or termination of the Revolving Commitments, payment in full of the principal of and interest on each Loan, the repayment of all LC Disbursements then outstanding, the expiration with no pending drawings or termination of all Letters of Credit and the payment or cash collateralization, as applicable, of all other Obligations then outstanding (other than contingent indemnification obligations as to which no claim has been asserted).

(k) Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state, federal or provincial law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect to the value of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such guarantor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions

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of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower or Subsidiary Guarantor nor any of their Affiliates shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 9.03. Exculpatory Provisions. The Administrative Agent and each Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

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(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an Issuing Bank; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be deemed to have no knowledge of any Lender being a Restricted Lender unless and until the Administrative Agent shall have received the written notice from such Lender referred to in Section 1.08, and then only as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided a consent or direction in connection with this Agreement shall not be affected by any delivery to the Administrative Agent of any such written notice subsequent to such consent or direction being provided by the Required Lenders or other requisite Lenders.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank reasonably prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, any determination by the Administrative Agent (a) that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent

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shall not have any obligation to determine whether any Lender is a Defaulting Lender, (b) of the Exchange Rate or LC Exchange Rate or (c) of whether the Required Lenders or any other requisite Lenders shall have consented to any amendment, waiver or other modification of this Agreement, and shall be entitled to rely, and shall not incur any liability for relying, on the records maintained by it as contemplated by Section 10.04(b).

SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in Foreign Currencies. The provisions of this Article IX shall apply to any such Affiliate, mutatis mutandis.

SECTION 9.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Parent Borrower, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and appoint a successor acceptable to the Parent Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an Issuing Bank and a Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(d). If Bank of America resigns as a Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Parent Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

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SECTION 9.07. Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender and each Issuing Bank represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, joint lead arrangers or joint bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Banks and the Administrative Agent under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent (including under Section 10.03).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 9.10. Guarantee Matters. Without limiting the provisions of Section 9.09, the Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under Article VIII in accordance with Section 5.09.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

SECTION 9.11. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any Subsidiary, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and the Arrangers in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any Subsidiary, that the Administrative Agent and the Arrangers are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arrangers under this Agreement or any documents related hereto or thereto).

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SECTION 9.12. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent at (A) if denominated in US Dollars, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in a Foreign Currency, the greater of (x) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, which determination will be conclusive absent manifest error, and, in any event, not less than the Foreign Currency Overnight Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below and Section 5.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or delivered by email, as follows:

(i) if to the Parent Borrower, to it at 1390 Enclave Parkway, Houston, Texas 77077-2027, Attention of Meena Dafesh, Vice President and Global Treasurer (email: meena.dafesh@sysco.com), with copies to Attention of Jennifer K. Schott, Executive Vice President, Chief Legal Officer, and Secretary (email: Jenn.Schott@sysco.com);

(ii) if to a Subsidiary Borrower or Subsidiary Guarantor, to it in care of the Parent Borrower at the address set forth above;

(iii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.01;

(iv) if to Bank of America, N.A, as Issuing Bank or Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.01;

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(v) if to an Issuing Bank other than Bank of America, N.A., to it at the address, facsimile number, or electronic mail address furnished by such Issuing Bank to the Parent Borrower and the Administrative Agent for notices and other communications hereunder;

(vi) if to any Sustainability Coordinator, to it at the address, facsimile number, or electronic mail address furnished by such Sustainability Coordinator to the Parent Borrower and the Administrative Agent for notices and other communications hereunder; and

(vii) if to any other Lender, to it at its address, email or fax number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 10.01, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender or Issuing Bank if such Lender or Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower (on behalf of itself, the Subsidiary Borrowers and the Subsidiary Guarantors) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, each of the Subsidiary Guarantors, the Administrative Agent, each Issuing Bank and each Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, each Issuing Bank and each Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(e) The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and Letter of Credit Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses and liabilities (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Person or a material breach by such Person of its obligations under this Agreement or (B) result from disputes solely between such Persons (other than disputes involving claims against any Person in its capacity as, or fulfilling its role as, the Administrative Agent, an Issuing Bank or similar role in respect of this Agreement) not involving any act or omission by the Parent Borrower, any Subsidiary or any Related Party of the Parent Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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SECTION 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower or any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02 , and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank or any of their respective Affiliates may have had notice or knowledge of such Default at the time.

(b) Except as provided in this Agreement, including, without limitation, Section 2.24 and paragraph (c) of this Section 10.02, neither this Agreement (including any Joinder) nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders or by the Parent Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or, other than as provided in Section 2.24, reduce the rate of interest thereon or reduce any fees payable hereunder without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or, subject to Section 2.21, postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the last sentence of Section 2.09(c) in a manner that would alter the pro rata reduction of the Revolving Commitments required thereby, without the written consent of each Lender, (vi) change any of the provisions of this paragraph or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release the Parent Borrower from its guarantee created hereunder or release all or substantially all of the Subsidiary Guarantors from their guarantees hereunder, other than as provided in Section 5.09, without the written consent of each Lender or (viii) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Swingline Lender, any Issuing Bank, any Arranger or any Sustainability Coordinator hereunder without the prior written consent of the Administrative Agent, such Swingline Lender, such Issuing Bank, such Arranger or such Sustainability Coordinator, as the case may be.

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(c) Notwithstanding anything to the contrary in paragraph (b) of this Section 10.02:

(i) any provision of this Agreement may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof (together with a copy thereof) and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of paragraph (b) of this Section 10.02 and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;

(iii) this Agreement may be amended in the manner provided in Section 2.04(d) and the term “Swingline Commitment”, as such term is used in reference to any Swingline Lender, may be modified as contemplated by the definition of such term;

(iv) this Agreement may be amended in the manner provided in Section 2.05(i) and the term “LC Commitment”, as such term is used in reference to any Issuing Bank, may be modified as contemplated by the definition of such term; and

(v) this Agreement may be amended in the manner provided in Sections 2.14(b), 2.21 and 2.22.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 10.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or any of their Affiliates in connection with the syndication and arrangement of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, with respect to fees, charges and disbursements of outside counsel, the Parent

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Borrower’s reimbursement obligations under this clause (i) shall be limited to the reasonable fees, charges and disbursements of a single U.S. counsel for the Administrative Agent and a single local counsel in the jurisdiction of organization or formation of any Subsidiary Borrower, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Parent Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for such Indemnitees taken as a whole (and, if necessary, a single local counsel in each relevant jurisdiction) and in the case of a conflict of interest, one additional counsel (and, if necessary, an additional local counsel in each relevant jurisdiction) to each group of affected Indemnitees (to the extent necessary with respect to such groups), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or a material breach by such Indemnitee of its obligations under this Agreement or (B) result from disputes solely between Indemnitees (other than disputes involving claims against any Person in its capacity as, or fulfilling its role as, a joint bookrunner, joint lead arranger, the administrative agent or similar role in respect of this Agreement) not involving any act or omission by the Parent Borrower, any Subsidiary or any Related Party of the Parent Borrower. This Section 10.03(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim.

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(c) Without limiting any provision of this Agreement, it is the express intention of the parties hereto that each Indemnitee shall be indemnified and held harmless against any and all losses, liabilities, claims or damages arising out of or resulting from the ordinary sole or contributory negligence of such Indemnitee. Without prejudice to the survival of any other obligations of the Parent Borrower hereunder, the obligations of the Parent Borrower under this Section 10.03 shall survive the termination of this Agreement and/or the payment or assignment of the Loans.

(d) To the extent that the Parent Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent thereof), such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Revolving Commitments (or, if the Revolving Commitments have terminated, Aggregate Revolving Credit Exposure, provided that, solely for the purposes of this paragraph, the Revolving Credit Exposure of any Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Percentage of the total Swingline Exposure, but adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposures of Defaulting Lenders in effect at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, neither the Administrative Agent, any Issuing Bank or any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) nor the Parent Borrower shall be liable to the Parent Borrower or any Lender-Related Person in connection with its activities related to this Agreement or in connection with any suit, action or proceeding (i) for any damages arising from the use by unauthorized Persons of information or materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons (except to the extent determined, by a court of competent jurisdiction in a final and nonappealable judgment, to arise from the bad faith, willful misconduct or gross negligence of such Lender-Related Person or the Parent Borrower, as applicable) or for any special, indirect, consequential or punitive damages (it being understood that, to the extent any Lender-Related Person is liable to a third party for any special, indirect, consequential or punitive damages, the Parent Borrower’s indemnification obligations set forth in paragraph (b) of this Section 10.03 shall apply, subject to the proviso contained in such paragraph (b)).

(f) All amounts due under this Section 10.03 shall be payable not later than 30 days after written demand therefor (including documentation reasonably supporting such reimbursement or indemnification request).

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SECTION 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) (A) the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, (B) no Subsidiary Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 2.23(b)) without the prior written consent of each Lender and (C) no Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) and, in each case under this clause (i), any such attempted assignment or transfer without such consent shall be null and void; provided that nothing in this clause (i) prohibits a release, consolidation, merger or amalgamation not prohibited by this Agreement, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.04), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower, provided, that no consent of the Parent Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, for an assignment to any other assignee, provided further that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment;

(C) in the case of an assignment of the Revolving Commitment or any LC Exposure, each Issuing Bank; and

(D) in the case of an assignment of the Revolving Commitment or any Swingline Exposure, each Swingline Lender.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or, in the case of a Loan denominated in a Foreign Currency, an equivalent thereof) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Parent Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment by any Swingline Lender of its rights and obligations in respect of its Swingline Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment shall be made to (1) the Parent Borrower or any Subsidiary or any Affiliate of the Parent Borrower, (2) any Defaulting Lender or any of its Affiliates, or any Person that, upon becoming a Lender hereunder, would constitute any of the Persons described in this clause (2) or (3) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

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(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent for the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.04 and any written consent to such assignment required by paragraph (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Parent Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (other than the Parent Borrower, any Subsidiary or any Affiliate of the Parent Borrower, a natural person or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) and (iii) of the first proviso of Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

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(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.17 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Parent Borrower, to comply with Section 2.17(f) as though it were a Lender (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by the Parent Borrower and any Recipient, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers and the Subsidiary Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of

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or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the applicable Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this (including for purposes of determining whether the Parent Borrower is required to comply with Articles V and VI hereof, but excluding Sections 2.15, 2.16, 2.17 and 10.03), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower and Subsidiary Guarantor and each of the Administrative Agent, the Issuing Banks and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Issuing Banks and Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Issuing Bank nor any Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any Issuing Bank and/or any Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Issuing Banks and the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower or any Subsidiary Guarantor and/or

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any Issuing Bank or Lender without further verification and (b) upon the request of the Administrative Agent or any Issuing Bank or Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, any Issuing Bank nor any Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Banks and Swingline Lenders shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof).

Without limiting the generality of the foregoing, the parties hereto hereby waive (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement and (ii) any claim against the Administrative Agent, any Issuing Bank or any Lender for any liabilities arising solely from reliance on or use of Electronic Signatures by the Administrative Agent’s and/or Issuing Bank or any Lender, including any liabilities arising as a result of the failure of any Borrower or Subsidiary Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower and of the Parent Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent,

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the Issuing Banks and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed, and the rights of the parties hereto determined, in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined exclusively in such federal court or, in the event such federal court lacks subject matter jurisdiction, in such New York State; provided that nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement against any Subsidiary Borrower, or any of its properties, in the courts of the jurisdiction of such Subsidiary Borrower’s organization or formation. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Subsidiary Borrower hereby irrevocably designates, appoints and empowers the Parent Borrower, and the Parent Borrower hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to any Subsidiary Borrower in care of the Parent Borrower at the Parent Borrower’s address used for purposes of giving notices under Section 10.01, and each Subsidiary Borrower hereby irrevocably authorizes and directs the Parent Borrower to accept such service on its behalf.

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(f) In the event any Subsidiary Borrower or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Subsidiary Borrower hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional or employment obligation of confidentiality), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or their respective advisors in connection with such transaction, (ii) an actual or prospective credit insurance provider or to such provider’s advisors or (iii) an actual or prospective counterparty to any swap or derivative transaction relating to the Parent Borrower, any Subsidiary and its obligations or to such counterparty’s advisors in connection with such transaction, (g) with the consent of the Parent Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent Borrower (and, in the case of this clause (ii), the affected party receiving such information does not have actual knowledge that such disclosure is in breach of a

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confidentiality obligation owed to the Parent Borrower or a Subsidiary), (i) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (j) in the case of information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder, to market data collectors, such as league table, or other service providers to the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or any Arranger relating to this Agreement, such Persons may disclose Information as provided in this Section 10.12. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally

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due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Applicable Creditor in the Agreement Currency, such Applicable Creditor agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law). The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.16. Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower and each Subsidiary Guarantor that, pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name and address of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each Subsidiary Guarantor in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 10.17. Independence of Covenants. All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each Borrower and each Subsidiary Guarantor acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement

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provided by the Credit Parties are arm’s-length commercial transactions between the Borrowers, the Subsidiary Guarantors and their Affiliates, on the one hand, and the Credit Parties, on the other hand, (B) the Borrowers and the Subsidiary Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and the Subsidiary Guarantors are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Credit Parties is and has been acting solely as a principal and, except as expressly agreed in writing by such Credit Party, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the Subsidiary Guarantors or any of their Affiliates, or any other Person and (B) no Credit Party has any obligation to the Borrowers, the Subsidiary Guarantors or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) each of the Credit Parties and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Subsidiary Guarantors and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to any Borrower, any Subsidiary Guarantor or its Affiliates. To the fullest extent permitted by law, the Borrowers and the Subsidiary Guarantors hereby agree not to assert any claims against any Credit Party or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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SECTION 10.20. Waiver of Notice of Termination Under Existing Credit Agreement. Each Lender that is a “Lender” under (and as defined in) the Existing Credit Agreement (all of which Lenders constitute the “Required Lenders” under (and as defined in) the Existing Credit Agreement) hereby waives any requirement under the Existing Credit Agreement that notice be given prior to the prepayment of loans or termination of commitments thereunder; provided that such commitments are terminated by notice to the administrative agent under the Existing Credit Agreement on the Effective Date.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT BORROWER:

SYSCO CORPORATION

By:	/s/ Meena Dafesh
Name: Meena Dafesh
Title: Vice President and Global Treasurer

[Signature Page to Sysco Corporation Credit Agreement (2025)]

CANADIAN SUBSIDIARY BORROWER:

SYSCO CANADA, INC.

By:	/s/ Meena Dafesh
Name: Meena Dafesh
Title: Treasurer

[Signature Page to Sysco Corporation Credit Agreement (2025)]

DUTCH SUBSIDIARY BORROWER:

SYSCO GLOBAL HOLDINGS B.V.

By:	/s/ Owen Francis Fitzgerald
Name: Owen Francis Fitzgerald
Title: A Director

By:	/s/ Stephanie Jane Brooksbank
Name: Stephanie Jane Brooksbank
Title: B Director

[Signature Page to Sysco Corporation Credit Agreement (2025)]

SUBSIDIARY GUARANTORS:

SYSCO ALBANY, LLC
SYSCO ASIAN FOODS, INC.
SYSCO ATLANTA, LLC
SYSCO BALTIMORE, LLC
SYSCO BARABOO, LLC
SYSCO BOSTON, LLC
SYSCO CENTRAL ALABAMA, LLC
SYSCO CENTRAL CALIFORNIA, INC.
SYSCO CENTRAL FLORIDA, INC.
SYSCO CENTRAL ILLINOIS, INC.
SYSCO CENTRAL PENNSYLVANIA, LLC
SYSCO CHARLOTTE, LLC
SYSCO CHICAGO, INC.
SYSCO CINCINNATI, LLC
SYSCO CLEVELAND, INC.
SYSCO COLUMBIA, LLC
SYSCO CONNECTICUT, LLC
SYSCO DETROIT, LLC
SYSCO EASTERN MARYLAND, LLC
SYSCO EASTERN WISCONSIN, LLC
SYSCO GRAND RAPIDS, LLC
SYSCO GULF COAST, LLC
SYSCO HAMPTON ROADS, INC.
SYSCO HAWAII, INC.
SYSCO INDIANAPOLIS, LLC
SYSCO IOWA, INC.
SYSCO JACKSON, LLC
SYSCO JACKSONVILLE, INC.
SYSCO KANSAS CITY, INC.
SYSCO KNOXVILLE, LLC
SYSCO LINCOLN, INC.
SYSCO LONG ISLAND, LLC
SYSCO LOS ANGELES, INC.
SYSCO LOUISVILLE, INC.
SYSCO MEMPHIS, LLC
SYSCO METRO NEW YORK, LLC
SYSCO MINNESOTA, INC.
SYSCO MONTANA, INC.
SYSCO NASHVILLE, LLC
SYSCO NORTH DAKOTA , INC.
SYSCO NORTHERN NEW ENGLAND, INC.
SYSCO PHILADELPHIA, LLC
SYSCO PITTSBURGH, LLC
SYSCO PORTLAND, INC.

[Signature Page to Sysco Corporation Credit Agreement (2025)]

SYSCO RALEIGH, LLC
SYSCO RIVERSIDE, INC.
SYSCO SACRAMENTO, INC.
SYSCO SAN DIEGO, INC.
SYSCO SAN FRANCISCO, INC.
SYSCO SEATTLE, INC.
SYSCO SOUTH FLORIDA, INC.
SYSCO SOUTHEAST FLORIDA, LLC
SYSCO SPOKANE, INC.
SYSCO ST. LOUIS, LLC
SYSCO SYRACUSE, LLC
SYSCO USA I, INC.
SYSCO USA II, LLC
SYSCO USA III, LLC
SYSCO VENTURA, INC.
SYSCO VIRGINIA, LLC
SYSCO WEST COAST FLORIDA, INC.
SYSCO WESTERN MINNESOTA, INC.

Each by:	/s/ Meena Dafesh
Name: Meena Dafesh
Title: Vice President and Global Treasurer

[Signature Page to Sysco Corporation Credit Agreement (2025)]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Michelle D. Diggs
Name: Michelle D. Diggs
Title: Assistant Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ John Dorost
Name: John Dorost
Title: Director

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Charles W. Shaw
Name: Charles W. Shaw
Title: Executive Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as lender

By:	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Michael Day
Name: Michael Day
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Sysco Corporation Credit Agreement (2025)]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Andrea Kinnik
Name: Andrea Kinnik
Title: Senior Vice President

PNC BANK CANADA BRANCH, as Lender

By:	/s/ Cameron Ruff
Name: Cameron Ruff
Title: Senior Vice President

TRUIST BANK, as Lender

By:	/s/ Lisa Garling
Name: Lisa Garling
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Trevor Pahn
Name: Trevor Pahn
Title: Assistant Vice President

BARCLAYS BANK PLC, as Lender

By:	/s/ Alexandros Drakinos
Name: Alexandros Drakinos
Title: AVP Transaction Manager

BNP PARIBAS, as Lender

By:	/s/ David Foster
Name: David Foster
Title: Director

By:	/s/ Claudia Zarate
Name: Claudia Zarate
Title: Managing Director

[Signature Page to Sysco Corporation Credit Agreement (2025)]

COöPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender

By:	/s/ Shane Bownds
Name: Shane Bownds
Title: Managing Director

By:	/s/ Hunter Odom
Name: Hunter Odom
Title: Vice President

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Todd Kennedy
Name: Todd Kennedy
Title: Managing Director

BMO BANK, N.A., as Lender

By:	/s/ R. Blake Beavers
Name: R. Blake Beavers
Title: Director

LLOYDS BANK PLC, as Lender

By:	/s/ Blair Daly
Name: Blair Daly
Title: Associate Director

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

ZIONS BANCORPORATION, N.A., as Lender

By:	/s/ Benjamin Penrod
Name: Benjamin Penrod
Title: Vice President – Portfolio Manager

[Signature Page to Sysco Corporation Credit Agreement (2025)]